JUNE 2008

DESCRIPTION OF ISSUANCE,

TRANSFER AND REDEMPTION PROCEDURES FOR CONTRACTS

PURSUANT TO RULE 6e-3(T)(b)(12)(iii)

FOR CENTURY II ACCUMULATOR VARIABLE UNIVERSAL LIFE CONTRACTS

ISSUED BY

KANSAS CITY LIFE INSURANCE COMPANY

This document sets forth the current administrative procedures that will be followed by Kansas City Life Insurance Company ("Kansas City Life") in connection with its issuance of individual flexible premium variable life insurance contracts (the "Contracts"), the transfer of assets held thereunder, and the redemption by Contract owners (the "Owners") of their interests in those Contracts.  Capitalized terms used herein have the same meaning as in the prospectus for the Contract that is included in the current registration statement on Form N-6 for the Contract as filed with the Securities and Exchange Commission ("Commission" or "SEC").

I.  Procedures Relating to Purchase and Issuance of the Contracts and Acceptance of Premiums

A.  Offer of the Contracts, Applications, Initial Net Premiums, and Issuance of the Contracts

1.  Offer of the Contracts.  The Contracts will be offered and sold for Premiums pursuant to established Premium schedules and underwriting standards in accordance with state insurance laws.  Premiums for the Contracts and related insurance charges will not be the same for all Owners selecting the same Specified Amount.  Insurance is based on the principle of pooling and distribution of mortality risks, which assumes that each Owner pays a Premium and related insurance charges commensurate with the Insured's mortality risk as actuarially determined utilizing factors such as Age, sex, level of Specified Amount, health and occupation.  A uniform Premium and insurance charges for all Insureds would discriminate unfairly in favor of those Insureds representing greater risk.  Although there will be no uniform insurance charges for all Insureds, there will be a uniform insurance rate for all Insureds of the same risk class and same band for cost of insurance rates.  A description of the Monthly Deduction under the Contract, which includes charges for cost of insurance and for supplemental benefits, is in Appendix A to this memorandum.

2.  Application. To purchase a Contract, the Owner must complete an application and submit it through an authorized registered representative.  An application will not be deemed to be complete unless all required information, including without limitation, Age, sex, and medical and other background information, has been provided in the application.

If the applicant is eligible for temporary insurance coverage, a temporary insurance agreement ("TIA") should also accompany the application.  The TIA provides temporary insurance coverage prior to the date when all underwriting and other requirements have been met and the application has been approved, with certain limitations, as long as an initial Premium Payment accompanies the TIA.  In accordance with Kansas City Life's underwriting rules, temporary life insurance coverage may not exceed $500,000.  The TIA may not be in effect for more than 60 days.  At the end of the 60 days, the TIA coverage terminates and the initial Premium will be returned to the applicant.

3.  Payment of Minimum Initial Premium and Determination of Contract Date.  With the TIA, the applicant must pay an initial Premium Payment at the time of application that is at least equal to two Guaranteed Monthly Premiums (one Guaranteed Monthly Premium is required for Contracts when Premiums will be made under a pre-authorized payment or combined billing arrangement).  The minimum initial Premium Payment required depends on a number of factors, such as the Age, sex and risk class of the proposed Insured, the initial Specified Amount, any supplemental and/or rider benefits and the Planned Premium Payments the Owner proposes to make.  (See "Planned Premiums," below.)

In general, when applications are submitted with the required Premium Payment (and the Premium Payment is submitted in "good order") the Contract Date will be the same as that of the TIA.  For Contracts where the required Premium is not accepted at the time of application or Contracts where values are applied to the new Contract from another contract, the Contract Date will be the approval date plus up to seven days.  There are several exceptions to these rules, described below.

Contract Date Calculated to Be 29th, 30th or 31st of Month

No Contracts will be given a Contract Date of the 29th, 30th or 31st of the month.  When values are applied to the new Contract from another contract and the Contract Date would be calculated to be one of these dates, the Contract Date will be the 28th of the month.  In all other situations in which the Contract Date would be calculated to be the 29th, 30th or 31st of the month, the Contract Date will be set to the 1st of the next month.

Pre-Authorized Check Payment Plan (PAC) or Combined Billing (CB) -- Premium with Application

If PAC or CB is requested and the initial Premium is taken with the application, the Contract Date will be the date of approval.  Combined Billing is a billing where multiple Kansas City Life contracts are billed together.

Government Allotment (GA) and Federal Allotment (FA)

If GA or FA is requested on the application and an initial Premium is taken with the application, the Contract Date will be the date of approval.  If GA or FA is requested and no initial Premium is received, the Contract Date will be the date we receive a full monthly allotment.

Conversions

If a Kansas City Life term insurance product is converted to a new Contract, the Contract Date will be the date up to which the Premiums for the previous contract were paid.  If there is more than one term policy being converted, the Contract Date will be determined by the contract with the earliest date up to which Premiums were paid.

Good Order

Kansas City Life may specify the form in which a Premium Payment must be made in order for the Premium to be in "good order."  Ordinarily, a check will be deemed to be in good order upon receipt, although Kansas City Life may require that the check first be converted into federal funds.  In addition, for a Premium to be received in "good order," it must be accompanied by all required supporting documentation, in whatever form required.

An initial Premium will not be accepted from applicants that are not eligible for TIA coverage.  Coverage under the Contract begins on the Contract Date, and Kansas City Life will deduct Contract charges as of the Contract Date.

The Contract Date is determined by these guidelines except, as provided for under state insurance law, the Owner may be permitted to backdate the Contract to preserve insurance Age (and receive a lower cost of insurance rate).  In no case may the Contract Date be more than six months prior to the date the application was completed.  Monthly Deductions will be charged from the Contract Date.  If coverage under an existing Kansas City Life insurance contract is being replaced, that contract will be terminated and values will be transferred on the date when all underwriting and other requirements have been met and the application has been approved.  (For a discussion of underwriting requirements, see "Underwriting Requirements" below).  Kansas City Life will deduct Contract charges as of the Contract Date.

4.  Underwriting Requirements.  Kansas City Life requires satisfactory evidence of the proposed Insured's insurability, which may include a medical examination of the proposed Insured.  The available issue ages are 0 through 80 on a standard non-tobacco user basis, 0 through 80 on a preferred non-tobacco user basis, 15 through 80 on a preferred elite non-tobacco user basis, 15 through 80 on a standard tobacco user basis, and 15 through 80 on a preferred tobacco user basis.  Age is determined on the Contract Date based on the Insured's Age nearest birthday.  The minimum Specified Amount is $100,000 for issue ages 0 through 49.  The minimum Specified Amount is $50,000 for issue ages 50 and above.  Acceptance of an application depends on Kansas City Life's underwriting rules, and Kansas City Life reserves the right to reject an application.

5.  Determination of Owner of the Contract.  The Owner of the Contract may exercise all rights provided under the Contract.  The Insured is the Owner, unless a different Owner is named in the application.  The Owner may by Written Notice name a contingent Owner or a new Owner while the Insured is living.  Unless a contingent Owner has been named, on the death of the last surviving Owner, ownership of the Contract passes to the estate of the last surviving Owner, who will become the Owner if the Owner dies.  The Owner may also be changed prior to the Insured's death by Written Notice satisfactory to Kansas City Life.

B.  Payment and Acceptance of Additional Premiums

1.  Generally.

Additional Unscheduled Premiums can be made at any time while the Contract is in force.  Kansas City Life has the right to limit the number and amount of such Premiums and to require satisfactory evidence of insurability prior to accepting Unscheduled Premiums.  A loan repayment must be clearly marked as such or it will be credited as a Premium.

2.  Procedures for Accepting Additional Premiums.

Premiums must be made by check payable to Kansas City Life Insurance Company or by any other method that Kansas City Life deems acceptable.  Kansas City Life may specify the form in which a Premium Payment must be made in order for the Premium to be in "good order."  Ordinarily, a check will be deemed to be in good order upon receipt, although Kansas City Life may require that the check first be converted into federal funds.  In addition, for a Premium to be received in "good  order," it must be accompanied by all required supporting documentation, in whatever form required.

Total Premiums paid may not exceed Premium limitations for life insurance set forth in the Internal Revenue Code.  Kansas City Life will monitor Contracts and will notify the Owner if a Premium Payment exceeds this limit and will cause the Contract to violate the definition of insurance.  The owner may choose to take a refund of the portion of the Premium Payment that is determined to be in excess of applicable limitations, or the Owner may submit an application to modify the Contract so it continues to qualify as a contract for life insurance.  Modifying the Contract may require evidence of insurability.  (See "Underwriting Requirements" above.)  Kansas City Life will monitor Contracts and will attempt to notify the Owner on a timely basis if Premiums paid under a Contract exceed the "7-Pay Test" as set forth in the Internal Revenue Code and, therefore, the Contract is in jeopardy of becoming a modified endowment contract.

3.  Planned Premiums.

When applying for a Contract, the Owner selects a plan for paying level Premiums at specified intervals, e.g., quarterly, semi-annually or annually.  Planned Premiums also may be paid monthly with Kansas City Life’s consent.  If the Owner elects, Kansas City Life will also arrange for payment of Planned Premiums on a monthly or quarterly basis under a pre-authorized payment arrangement.  The Owner is not required to pay Premiums in accordance with these plans, rather, the Owner can pay more or less than planned or skip a Planned Premium Payment entirely.  Each Premium after the initial Premium must be at least $25.  Kansas City Life may increase this minimum limit 90 days after sending the Owner a Written Notice of such increase.  Subject to the limits described above, the Owner can change the amount and frequency of Planned Premiums by sending Written Notice to the Home Office.  Kansas City Life, however, reserves the right to limit the amount of a Premium Payment or the total Premiums paid, as discussed above.

4.  Guaranteed Payment Period and Guaranteed Monthly Premium.

A Guaranteed Payment Period is the period during which Kansas City Life guarantees that the Contract will not lapse if the amount of total Premiums paid is greater than or equal to the sum of:  (1) the accumulated Guaranteed Monthly Premiums in effect on each prior Monthly Anniversary Day, and (2) an amount equal to the sum of any partial surrenders taken and the Loan Balance under the Contract.  The Guaranteed Payment Period is seven years following the Contract Date.

The Guaranteed Monthly Premium is shown in the Contract.  The per $1,000 Guaranteed Monthly Premium factors for the Specified Amount vary by risk class, issue age, and sex.  Additional Premiums for substandard ratings and supplemental and/or rider benefits are included in the Guaranteed Monthly Premium.  However, upon a change to the Contract, Kansas City Life will recalculate the Guaranteed Monthly Premium and will notify the Owner of the new Guaranteed Monthly Premium and amend the Owner's Contract to reflect the change.

5.  Premiums Upon Increase in Specified Amount.

After an increase in the Specified Amount, Kansas City Life will calculate a new Guaranteed Monthly Premium and the amount will apply for the remainder of the Guaranteed Payment Period.  The Owner will be notified of the new Guaranteed Monthly Premium for this period.  If an increase is made after the initial seven Contract Years, there will be no Guaranteed Payment Period applicable.  Depending on the Contract Value at the time of an increase in the Specified Amount and the amount of the increase requested, an additional Premium Payment may be necessary or a change in the amount of Planned Premiums may be advisable.

6.  Premiums to Prevent Lapse.

Failure to pay Planned Premiums will not necessarily cause a Contract to lapse.  Conversely, paying all Planned Premiums will not guarantee that a Contract will not lapse.  The conditions that will result in the Owner's Contract lapsing will vary, as follows, depending on whether a Guaranteed Payment Period is in effect.

a.  During the Guaranteed Payment Period. A Grace Period starts if on any Monthly Anniversary Day the Cash Surrender Value is less than the amount of the Monthly Deduction and the accumulated Premiums paid as of the Monthly Anniversary Day are less than required to guarantee the Contract will not lapse during the Guaranteed Payment Period.  The Premium required to keep the Contract in force will be an amount equal to the lesser of:  (1) the amount to guarantee the Contract will not lapse during the Guaranteed Payment Period less the accumulated Premiums paid; and (2) an amount sufficient to provide a Cash Surrender Value equal to three Monthly Deductions.

b.  After the Guaranteed Payment Period.  A Grace Period starts if the Cash Surrender Value on a Monthly Anniversary Day will not cover the Monthly Deduction.  To prevent the Contract from terminating at the end of the Grace Period you must pay enough Premiums to increase the Cash Surrender Value to at least the amount of three Monthly Deductions.  You must make this payment before the end of the Grace Period.

7.  Grace Period.

The Grace Period is a 61-day period to make a Premium Payment sufficient to prevent lapse. Kansas City Life will send notice of the amount required to be paid during the Grace Period to the Owner's last known address and the address of any assignee of record. The Grace Period will begin when the notice is sent. The Owner's Contract will remain in force during the Grace Period. If the Insured should die during the Grace Period, the Death Proceeds will still be payable to the Beneficiary, although the amount paid will reflect a reduction for the Monthly Deductions due on or before the date of the Insured's death (and for any Loan Balance). If the Grace Period Premium Payment has not been paid before the Grace Period ends, the Owner's Contract will lapse. It will have no value and no benefits will be payable. A Grace Period also may begin if the Loan Balance becomes excessive.

C.  Allocation and Crediting of Initial and Additional Premiums

1.  The Separate Account, Subaccounts, and Fixed Account. The variable benefits under the Contracts are supported by the Kansas City Life Variable Life Separate Account (the "Variable Account").  The Variable Account currently consists of 41 Subaccounts, the assets of which are used to purchase shares of a designated corresponding mutual fund Portfolio that is part of one of the following Funds:  AIM Variable Insurance Funds, American Century Variable Portfolios Inc., American Century Variable Portfolios II, Inc., Calamos Advisors Trust, Dreyfus Variable Investment Fund, Dreyfus Stock Index Fund, Inc., The Dreyfus Socially Responsible Growth Fund, Inc., Federated Insurance Series, Fidelity Variable Insurance Products Contrafund Portfolio, Fidelity Variable Insurance Products, Franklin Templeton Variable Insurance Products Trust, J.P. Morgan Series Trust II, MFS Variable Insurance Trust, and Seligman Portfolios, Inc.  Each Fund is registered under the Investment Company Act of 1940 as an open-end management investment company.  Owners also may allocate Contract Value to Kansas City Life's general account (the "Fixed Account").  Additional Subaccounts may be added from time to time to invest in portfolios of AIM Variable Insurance Funds, American Century Variable Portfolios Inc., American Century Variable Portfolios II, Inc., Calamos Advisors Trust, Dreyfus Variable Investment Fund, Dreyfus Stock Index Fund, Inc., The Dreyfus Socially Responsible Growth Fund, Inc., Federated Insurance Series, Fidelity Variable Insurance Products Contrafund Portfolio, Fidelity Variable Insurance Products, Franklin Templeton Variable Insurance Products Trust, J.P. Morgan Series Trust II, MFS Variable Insurance Trust, and Seligman Portfolios, Inc. or any other investment company.

2.  Allocations Among the Accounts. Net Premiums and Contract Value are allocated to the Subaccounts and the Fixed Account in accordance with the following procedures.

a.  General. In the Contract application, the Owner specifies the percentage of a Net Premium to be allocated to each Subaccount and to the Fixed Account.  The sum of the allocations must equal 100%, and Kansas City Life reserves the right to limit the number of Subaccounts to which Premiums may be allocated.  The number will never be limited to less than 15,  The Owner can change the allocation percentages at any time, subject to these rules, by sending Written Notice to the Home Office.  The change will apply to Premiums received with or after receipt of that Written Notice.

b.  Allocation of Initial Premium. On the Allocation Date, the initial net Premium will be allocated to the Money Market Subaccount.  The Allocation Date is the later of the date when all underwriting and other requirements have been met and an application has been approved, or the date the initial Premium is received in good order at the Home Office.  Kansas City Life may specify the form in which a Premium Payment must be made in order for the Premium to be in "good order."  Ordinarily, a check will be deemed to be in good order upon receipt, although Kansas City Life may require that the check first be converted into federal funds.  In addition, for a Premium to be received in "good order," it must be accompanied by all required supporting documentation, in whatever form required.  If any additional Premiums are received in good order before the Reallocation Date (as defined below), the corresponding Net Premiums also will be allocated to the Money Market Subaccount.  The "free-look" period under the Contract is assumed to end on the Reallocation Date, and on that date, Contract Value in the Money Market Subaccount will be allocated to the Subaccounts and to the Fixed Account based on the Net Premium allocation percentages specified in the application.  The Reallocation Date is 30 days after the Allocation Date.

c.  Allocation of Additional Premiums. Premiums received on or after the Reallocation Date will be credited to the Contract and the Net Premiums will be invested as requested on the Valuation Day they are received at Kansas City Life's Home Office, except if additional underwriting is required.  Premiums requiring additional underwriting will not be credited to the Contract until underwriting has been completed and the Premium Payment has been accepted.  (See "Underwriting Requirements" above).  If the additional Premium Payment is rejected, Kansas City Life will return the Premium Payment immediately, without any adjustment for investment experience.

d.  Allocation of Bonus on Contract Value.  A monthly bonus of 0.03333% (0.40% on an annualized basis) of your Variable Account Value may be paid in Contract Years 16 and after.  A monthly bonus of 0.02083% (0.25% on an annualized basis) of your Variable Account Value may be paid in Contract Years where the Specified Amount is at least $500,000 in years 16 and after.  A monthly bonus of 0.02083% (0.25% on an annualized basis) of your Variable Account Value may be paid in Contract Years where the Specified Amount is at least $100,000 in years 21 and after.  We will credit any bonus proportionately to the Subaccounts on each Monthly Anniversary Day.  These bonuses are not guaranteed.

II.  Transfers Among Accounts

A.  Transfer Privilege

1.  General. After the Reallocation Date, the Owner may transfer all or part of an amount in the Subaccount(s) to another Subaccount(s) or to the Fixed Account, or transfer a part of an amount in the Fixed Account to the Subaccount(s), subject to the restrictions described below.  Kansas City Life generally will make the transfer on the date that it receives Written Notice requesting such transfer.

2.  General Restrictions on Transfer Privilege.  The minimum transfer amount is the lesser of $250 or the entire amount in that Subaccount or the Fixed Account.  A transfer request that would reduce the amount in a Subaccount or the Fixed Account below $250 will be treated as a transfer request for the entire amount in that Subaccount or the Fixed Account.  There is no limit on the number of transfers that can be made among Subaccounts or to the Fixed Account.  However, only one transfer may be made from the Fixed Account each Contract Year.  (For a description of those restrictions, see "Restrictions on Transfers from Fixed Account," below.)  The first six transfers during each Contract Year are free.  Any unused free transfers do not carry over to the next Contract Year.  Kansas City Life will assess a $25 transfer processing fee for the seventh and each subsequent transfer during a Contract Year.  For the purpose of assessing the fee, each Written Request (or telephone, facsimile, electronic mail and internet request described below) is considered to be one transfer, regardless of the number of Subaccounts or the Fixed Account affected by the transfer.  The processing fee will be deducted from the amount being transferred or from the remaining Contract Value, according to the Owner's instructions.  Further, Kansas City Life has policies and procedures that attempt to detect and deter frequent transfer activity among Subaccounts.  Transfers between and among Subaccounts are subject to those policies and procedures.

3.  Restrictions on Transfers from Fixed Account. One transfer each Contract Year is allowed from the Fixed Account to any or all of the Subaccounts.  The amount transferred from the Fixed Account may not exceed the greatest of:  25% of the unloaned Fixed Account Value in the Fixed Account on the date of transfer (unless the balance after the transfer is less than $250 in which case we will transfer the entire amount); or the amount transferred out of the Fixed Account in the prior year, or $2,000 (or the unloaned Fixed Account Value, if less).

B.  Telephone, Facsimile, Electronic Mail and Internet Authorizations

1.  Election of the Program. Transfers, changes in Premium allocation, changes in dollar cost averaging, changes in portfolio rebalancing  and loan requests will be based upon instructions given by telephone, facsimile, electronic mail and internet authorizations, provided the appropriate election has been made at the time of application or proper authorization has been provided to Kansas City Life.  Kansas City Life reserves the right to suspend telephone, facsimile, electronic mail and internet transfer, Premium allocation and/or loan privileges at any time, for any reason, if it deems such suspension to be in the best interests of Contract Owners.

2.  Procedures Employed to Confirm Genuineness of Telephone, Facsimile, Electronic Mail and Internet Transfer, Premium Allocation Changes and Loan Privileges Instructions.  Kansas City Life will employ reasonable procedures to confirm that instructions communicated by telephone, facsimile, electronic mail and internet are genuine, and if Kansas City Life follows those procedures it will not be liable for any losses due to unauthorized or fraudulent instructions.  Kansas City Life may be liable for such losses if it does not follow those reasonable procedures.  The procedures Kansas City Life will follow for telephone, facsimile, electronic mail and internet transfers, Premium allocation changes and loans include requiring some form of personal identification prior to acting on instructions received by telephone, facsimile, electronic mail and internet, providing written confirmation of the transaction, and making a tape recording of the instructions given by telephone.

C.  Dollar Cost Averaging Plan

1.  General. The dollar cost averaging plan, if elected, enables the Owner to transfer systematically and automatically, on a monthly basis for a period of 3 to 36 months, specified dollar amounts from the Money Market Subaccount to other Subaccounts.  At least $250 must be transferred from the Money Market Subaccount each month.  The required amounts may be allocated to the Money Market Subaccount through initial or subsequent Premiums or by transferring amounts into the Money Market Subaccount from the other Subaccounts or from the Fixed Account (which may be subject to certain restrictions).

2.  Election and Operation of the Program. The Owner may elect this plan at the time of application by completing the authorization on the application or at any time after the Contract is issued by properly completing the election form and returning it to Kansas City Life.  The election form allows the Owner to specify the number of months for the dollar cost averaging plan to be in effect.  Changes may be made in dollar cost averaging by telephone, facsimile, electronic mail and internet if proper authorization has been provided.  Dollar cost averaging transfers will commence on the next Monthly Anniversary Day on or next following the Reallocation Date or the date the Owner requests. Dollar cost averaging will terminate at the completion of the designated number of months, when the value of the Federated Prime Money Fund II Subaccount is completely depleted, or the day Kansas City Life receives Written Notice instructing Kansas City Life to cancel the dollar cost averaging plan.

Transfers made from the Money Market Subaccount for the dollar cost averaging plan will not count toward the six transfers permitted each Contract Year without imposing the transfer processing fee.

D.  Portfolio Rebalancing Plan

1.  General. The Owner may elect to have the accumulated balance of each Subaccount redistributed to equal a specified percentage of the Variable Account Value.  This will be done on a quarterly basis at three-month intervals from the Monthly Anniversary Day on which the portfolio rebalancing plan commences.

2.  Election and Operation of the Plan. If elected, this plan automatically adjusts the Owner's Portfolio mix to be consistent with the allocation most recently requested.  The redistribution will not count toward the six transfers permitted each Contract Year without imposing the transfer processing fee.  Changes may be made in the portfolio rebalancing plan if proper authorization has been provided.  If the dollar cost averaging plan has been elected and has not been completed, the portfolio rebalancing plan will commence on the Monthly Anniversary Day following the termination of the dollar cost averaging plan.  If the Contract Value is negative at the time portfolio rebalancing is scheduled, the re-distribution will not be completed.

Portfolio rebalancing will terminate when the Owner requests any transfer unless the Owner authorizes a change in allocation at that time or the day Kansas City Life receives written notice instructing Kansas City Life to cancel the plan.

III.  "Redemption" Procedures:  Full and Partial Surrenders, Death Benefits, and Loans

A.  "Free-Look" Period

The Owner may cancel the Contract for a refund during the "free-look" period.  The free look period expires on the latest of:  10 days after you receive your Contract or, for an increase in Specified Amount, your adjusted Contract; 45 days after your application for the Contract or the increase in Specified Amount is signed; or 10 days after we mail or deliver a cancellation notice.  If the Owner decides to cancel the Contract, the Owner must return it by mail or other delivery method to the Home Office or to the authorized registered representative who sold it.  Immediately after mailing or delivery, the Contract will be deemed void from the beginning.  Within seven calendar days after Kansas City Life receives the returned Contract, Kansas City Life will refund the greater of Premiums paid or Contract Value.

In addition, the Owner may cancel an increase in Specified Amount that the Owner has requested within 10 days after the Owner receives the adjusted Contract.  The Specified Amount increase will be canceled from its beginning and any charges attributable to the increase will be returned to Contract Value.

B.  Surrendering the Contract for Cash Surrender Value

The Owner may surrender the Contract at any time for its Cash Surrender Value by submitting a Written Request to the Home Office.  Kansas City Life may require return of the Contract.  A  Surrender Charge may apply.  A surrender request will be processed as of the date the Owner's Written Request and all required documents are received.  Payment will generally be made within seven calendar days.  The Cash Surrender Value may be taken in one lump sum or it may be applied to a payment option.  The Owner's Contract will terminate and cease to be in force if it is surrendered for one lump sum.  It cannot later be reinstated.

C.  Partial Surrenders

1.  General.  The Owner may make partial surrenders under the contract at any time, subject to the conditions below.  The Owner must submit a Written Request to the Home Office or make his or her request by telephone if proper authorization was provided to Kansas City Life.  Each partial surrender must be at least $500.  The partial surrender amount may not exceed the Cash Surrender Value, less $300 (or if by telephone the maximum amount Kansas City Life permits to be withdrawn by telephone).  A partial surrender fee will be assessed on a partial surrender.  This charge will be deducted from the Owner's Contract Value along with the amount requested to be surrendered and will be considered part of the surrender (together, "partial surrender amount").  As of the date Kansas City Life receives a Written Request or request by telephone for a partial surrender, the Contract Value will be reduced by the partial surrender amount.

2.  Allocation of Partial Surrender Among the Accounts. When the Owner requests a partial surrender, the Owner can direct how the partial surrender amount will be deducted from Contract Value in the Subaccounts and Fixed Account.  If the Owner provides no directions, the partial surrender amount will be deducted from Contract Value in the Subaccounts and Fixed Account on a pro-rata basis.

3.  Effect of Partial Surrender on Death Benefit. If Coverage Option A is in effect, Kansas City Life will reduce the Specified Amount by an amount equal to the partial surrender amount, less the excess, if any, of the death benefit over the Specified Amount at the time the partial surrender is made.  If Coverage Option B is in effect, Kansas City Life will reduce the Contract Value by the partial surrender amount.  If the partial surrender amount is less than the excess of the death benefit over the Specified Amount, the Specified Amount will not be reduced.  If Coverage Option C is in effect, any partial surrenders will reduce the amount of total Premiums Kansas City Life uses to calculate the death benefit.  Kansas City Life reserves the right to reject a partial surrender request if the partial surrender would reduce the Specified Amount below the minimum amount for which the Contract would be issued under Kansas City Life's then-current rules, or if the partial surrender would cause the Contract to fail to qualify as a life insurance contract under applicable tax laws, as interpreted by Kansas City Life.

4.  Date Partial Surrender Requests Are Processed. Partial surrender requests will be processed as of the date the Owner's Written Request or request by telephone, facsimile or electronic mail, is received in good order, and generally will be paid within seven calendar days.  A Written Request for a partial surrender will be deemed to be good order when, among other things, all required supporting documentation has been received.

D.  Surrender Charge

During the first fifteen Contact Years, a Surrender Charge will be deducted from the Contract Value if the Contract is completely surrendered or lapses.  The Surrender Charge is based on the Specified Amount at issue.  We calculate this charge by multiplying the Surrender Charge factor for the applicable Age, sex and risk class by the Surrender Charge percentages for the Insured’s issue age and then by the Specified Amount, divided by $1,000.  The total Surrender Charge will not exceed the maximum Surrender Charge set forth in the Contract.  An additional Surrender Charge and Surrender Charge period will apply to each portion of the Contract resulting from a Specified Amount increase, starting with the effective date of the increase.

Any Surrender Charge deducted upon lapse is credited back to the Contract Value upon reinstatement.  The Surrender Charge on the date of reinstatement will be the same as it was on the date of lapse.  For purposes of determining the Surrender Charge on any date after reinstatement, the period the Contract was lapsed will not count.

The Surrender Charges calculated are applicable at the end of each Contract Year.  After the first Contract Year, we will pro rate the Surrender Charges between Contract Years.  However, after the end of the 15th Contract Year, there will be no Surrender Charge.

E.  Partial Surrender Fee

Kansas City Life will deduct an administrative charge upon a partial surrender.  This charge is the lesser of 2% of the amount surrendered or $25.  This charge will be deducted from the Contract Value in addition to the amount requested to be surrendered and will be considered to be part of the partial surrender amount.

F.  Redemptions for Monthly Deduction

On the Allocation Date, Kansas City Life will deduct Monthly Deductions for the Contract Date and each Monthly Anniversary that have occurred prior to the Allocation Date.  (The Monthly Deduction is described in Appendix A.)  Subsequent Monthly Deductions will be made as of each Monthly Anniversary Day thereafter.  The Owner's Contract Date is the date used to determine the Owner's Monthly Anniversary Day.  The Monthly Deduction consists of (1) cost of insurance charges, (2) administration fees, and (3) any charges for supplemental and/or rider benefits.  The Monthly Deduction is deducted from the Variable Accounts and Fixed Account pro rata on the basis of the portion of Contract Value in each Subaccount and/or the Fixed Account on the Monthly Anniversary Day.

G.  Death Benefits

As long as the Contract remains in force, Kansas City Life will pay the Death Proceeds upon receipt at the Home Office of proof of the Insured's death that Kansas City Life deems satisfactory plus written direction (from each eligible recipient of Death Proceeds) regarding how to make the death benefit payment, and any other documents, forms and information Kansas City Life may need.  Kansas City Life may require return of the Contract.  The death benefit will be paid in a lump sum generally within seven calendar days of receipt of satisfactory proof or, if elected, under a payment option.  The death benefit will be paid to the Beneficiary.

As described below, Kansas City Life will pay Death Proceeds through Kansas City Life's Legacy Accounts.  For each claim, which meets the criteria listed below, Kansas City Life will set up an individual checking account or Legacy Account.  Kansas City Life will forward a Legacy Account checkbook to the Owner or Beneficiary.  The individual Legacy Accounts are managed by a third party administrator and the checks are drawn on a bank separate from the Kansas City Life general account.  The Legacy Accounts pay interest and provide check-writing privileges, which are funded by Kansas City Life.  An Owner or Beneficiary (whichever applicable) has immediate and full access to Proceeds by writing a check on the account.  Kansas City Life pays interest on Death Proceeds from the date of death to the date the Legacy Account is closed, and holds reserves to fund disbursements.  However, the Legacy Accounts are not bank accounts and are not insured, nor guaranteed, by the FDIC or any other government agency.

Kansas City Life will pay Death Proceeds through the Legacy Account when:

•	the Proceeds are paid to an individual; and
•	the amount of Proceeds is $5,000 or more; and
•	the treatment is acceptable in the state in which the claim is made.

Any other use of the Legacy Account requires approval of the Company.

1.  Amount of Death Proceeds. The Death Proceeds are equal to the sum of the death benefit under the Coverage Option selected calculated on the date of the Insured's death, plus any supplemental and/or rider benefits, plus any cost of insurance charges deducted beyond the date of death, minus any Loan Balance on that date and, if the date of death occurred during a Grace Period, minus any past due Monthly Deductions.  Under certain circumstances, including without limitation when the Age or sex of the Insured has been misstated or when the Insured dies by suicide within two years of the Contract Date or within two years after the effective date of any increase in the Specified Amount, the amount of the death benefit may be further adjusted.  If part or all of the death benefit is paid in one sum, Kansas City Life will pay interest on this sum as required by applicable state law from the date of receipt of due proof of the Insured's death to the date of payment.

2.  Coverage Options. The Contract Owner may choose one of three Coverage Options, which will be used to determine the death benefit.  Under Option A, the death benefit is the greater of the Specified Amount or the applicable percentage (as described below) of Contract Value on the date of the Insured's death.  Under Option B, the death benefit is the greater of the Specified Amount plus the Contract Value on the date of death, or the applicable percentage of the Contract Value on the date of the Insured's death.  Under Option C, the death benefit is the greater of the Specified Amount plus total Premiums paid on the date of death minus any partial surrenders (including surrender charges) made, or the applicable percentage of the Contract Value on the date of the Insured’s death.

If investment performance is favorable, the amount of the death benefit may increase.  However, under Option A, the death benefit ordinarily will not change for several years to reflect any favorable investment performance and may not change at all.  Under Option B, the death benefit will vary directly with the investment performance of the Contract Value.

The applicable corridor percentage varies by Age, sex, risk class, Specified Amount, the number of years coverage has been in effect, and any applicable optional benefits or riders.  Please refer to your Contract for further information regarding corridor percentages.

3.  Initial Specified Amount and Coverage Option. The initial Specified Amount is set at the time the Contract is issued.  The Owner may change the Specified Amount from time to time, as discussed below.  The Owner selects the Coverage Option when the Owner applies for the Contract.  The Owner also may change the Coverage Option, as discussed below.

4.  Changes in Coverage Option. Kansas City Life reserves the right to require that the Contract be in force for one Contract Year before any change in Coverage Option and that no more than one change in Coverage Option be made in any 12-month period.  However, Option C is only available at issue.  On or after the first Contract Anniversary, the Owner may change the Coverage Option on the Contract subject to the following rules.  After the Coverage Option has been changed, it cannot be changed again for the next twelve Contract Months.  After any change, the Specified Amount must be at least $100,000 for issue Ages 0-49 and $50,000 for issue Ages 50-80.  The effective date of the change will be the Monthly Anniversary Day that coincides with or next follows the day that Kansas City Life receives and accepts the request.  Kansas City Life may require satisfactory evidence of insurability.  (See "Underwriting requirements," above.)

When a change from Option A or Option C to Option B is made, the Specified Amount after the change is effective will be equal to the Specified Amount before the change.  The death benefit will increase by the Contract Value on the effective date of the change.  When a change from Option B or Option C to Option A is made, the Specified Amount after the change will be equal to the death benefit as of the effective date of change.

5.  Ability to Adjust Specified Amount. Kansas City Life reserves the right to require that the Contract be in force for one Contract Year before a change in Specified Amount and Kansas City Life reserves the right to only allow one change in Specified Amount every twelve Contract months.  If a change in the Specified Amount would result in total Premiums paid exceeding the Premium limitations prescribed under current tax law to qualify the Contract as a life insurance contract, Kansas City Life will refund, after the next Monthly Anniversary, to the Owner the amount of such excess above the Premium limitations.

Kansas City Life reserves the right to decline a requested decrease in the Specified Amount if compliance with the guideline premium limitations under current tax law resulting from this decrease would result in immediate termination of the Contract, or if to effect the requested decrease, payments to the Owner would have to be made from the Contract

Value for compliance with the guideline premium limitations, and the amount of such payments would exceed the Cash Surrender Value under the Contract.

The Specified Amount after any decrease must be at least $100,000 for Contracts that were issued at issue Ages 0-49 and $50,000 for Contracts that were issued at issue Ages 50 and above.  A decrease in Specified Amount will become effective on the Monthly Anniversary Day that coincides with or next follows receipt and acceptance of a request at the Home Office.

Kansas City Life has the right to decline a requested decrease in the Specified Amount in the following circumstances:

•	to help ensure compliance with the guideline premium limitations; and
•	if compliance with the guideline premium limitations under current tax law resulting from this decrease would result in immediate termination of the Contract.

Decreasing the Specified Amount may decrease monthly cost of insurance charges.  A decrease in the Specified Amount will not affect the surrender charge and will not decrease the Guaranteed Monthly Premium.

Any increase in the Specified Amount must be at least $25,000 and an application must be submitted.  Kansas City Life reserves the right to require satisfactory evidence of insurability.  In addition, the Insured's attained Age must be less than the current maximum issue Age for the Contracts, as determined by Kansas City Life from time to time.

The increase in Specified Amount will become effective on the Monthly Anniversary Day on or next following the date the request for the increase is received and approved.  If a Guaranteed Payment Period is in effect, the Contract's Guaranteed Monthly Premium amount will also generally be increased.  The new Guaranteed Monthly Premium will apply for the remainder of the Guaranteed Payment Period.  If an increase is made after the first seven Contract Years, no Guaranteed Payment Period will apply.  An increase in Specified Amount may be cancelled by the Owner in accordance with the Contract's "free look" provisions.  In such case, the amount refunded will be limited to those charges that are attributable to the increase.

A new Surrender Charge and Surrender Charge period will apply to each portion of the Contract resulting from an increase in Specified Amount, starting with the effective date of the increase.

H.  Loans

1.  When Loans are Permitted. Prior to the death of the Insured, the Owner may borrow against the Contract at any time by submitting a Written Request to the Home Office, provided that the Cash Surrender Value of the Contract is greater than zero.  Loans may also be made by telephone if the appropriate election has been made at the time of application or proper authorization has been provided.  The maximum loan amount is equal to the Contract's Cash Surrender Value on the effective date of the loan less loan interest to the next Contract Anniversary.  Contract loans will be processed as of the date the Owner's Written Request is received and approved.  Loan Proceeds generally will be sent to the Owner within seven calendar days.

2.  Interest. Kansas City Life will charge interest on any Loan Balance at an annual rate of 5%.  Interest is due and payable at the end of each Contract Year while a loan is outstanding.  If interest is not paid when due, the amount of the interest is added to the loan and becomes part of the Loan Balance.

3.  Loan Collateral. When a Contract loan is made, an amount sufficient to secure the loan is transferred out of the Subaccounts and the unloaned value in the Fixed Account and into the Contract's Loan Account.  Thus, a loan will have no immediate effect on the Contract Value, but the Cash Surrender Value will be reduced immediately by the amount transferred to the Loan Account.  The Owner can specify the Variable Accounts and/or Fixed Account from which collateral will be transferred.  If no allocation is specified, collateral will be transferred from each Subaccount and from the unloaned value in the Fixed Account in the same proportion that the Contract Value in each Subaccount and the unloaned value in the Fixed Account bears to the total Contract Value in those accounts on the date that the loan is made.  An amount of Cash Surrender Value equal to any due and unpaid loan interest will also be transferred to the Loan Account on each Contract Anniversary.  Due and unpaid interest will be transferred from each Subaccount and the unloaned value in the Fixed Account in the same proportion that each Subaccount Value and the unloaned value in the Fixed Account Value bears to the total unloaned Contract Value.

The Loan Account will be credited with interest at an effective annual rate of not less than 3%.  Interest earned on the Loan Account will be added to the Fixed Account.

4.  Preferred Loan Provision. Beginning in the eleventh Contract Year, a preferred loan may be made.  The maximum amount available for a preferred loan is the Contract Value less Premiums paid and may not exceed the maximum loan amount.  The amount in the Loan Account securing the preferred loan will be credited with interest at an effective annual rate of 5%.  The preferred loan provision is not guaranteed.

5.  Loan Repayment. The Owner may repay all or part of the Owner's Loan Balance at any time while the Insured is living and the Contract is in force.  Each loan repayment must be at least $10.00.  Loan repayments must be sent to the Home Office and will be credited as of the date received.  A loan repayment must be clearly marked as "loan repayment" or it will be credited as a Premium.  When a loan repayment is made, Contract Value in the Loan Account in an amount equal to the repayment is transferred from the Loan Account to the Subaccounts and the unloaned value in the Fixed Account.  Unless specified otherwise by the Owner, loan repayment amounts will be transferred to the Subaccounts and the unloaned value in the Fixed Account according to the Premium allocation instructions in effect at that time.

6.  Reduction in Death Benefit. If the death benefit becomes payable while a loan is outstanding, the Loan Balance will be deducted in calculating the Death Proceeds.

7.  Default. If the Loan Account Value exceeds the Contract Value less any applicable Surrender Charge on any Valuation Day, the Contract will be in default.  The Owner, and any assignee of record, will be sent notice of the default.  The Owner will have a 61-day Grace Period to submit a sufficient payment to avoid termination of coverage under the Contract.  The notice will specify the amount that must be repaid to prevent termination.

I.  Payment Options

The Contract offers a variety of ways of receiving Proceeds payable under the Contract, such as on surrender or death, other than in a lump sum.  These payment options are summarized below.  The Owner may apply Proceeds of $2,000 or more which are payable under this Contract to any of the following options:
1.  Option 1 - Interest Payments. Kansas City Life will make interest payments to the payee annually or monthly as elected. Interest on the Proceeds will be paid at the guaranteed rate of 1.5% per year and may be increased by additional interest paid annually.  The Proceeds and any unpaid interest may be withdrawn in full at any time.

2.  Option 2 - Installments of a Specified Amount.  Kansas City Life will make annual or monthly payments until the Proceeds plus interest are fully paid.  Interest on the Proceeds will be paid at the guaranteed rate of 1.5% per year and may be increased by additional interest.  The present value of any unpaid installments may be withdrawn at any time.

3.  Option 3 - Installments for a Specified Period. Payment of the Proceeds may be made in equal annual or monthly payments for a specified number of years.  Interest on the Proceeds will be paid at the guaranteed rate of 1.5% per year and may be increased by additional interest.  The present value of any unpaid installments may be withdrawn at any time.

4.  Option 4 - Life Income. Kansas City Life will pay an income during the payee's lifetime.  A minimum guaranteed payment period may be chosen which guarantees continued payments for the minimum amount of time selected, even if the payee dies before the guaranteed number of payments are made.  Payments received under the Installment Refund Option will continue until the total income payments received equal the Proceeds applied.

5.  Option 5 - Joint and Survivor Income. Kansas City Life will pay an income during the lifetime of two persons and will continue to pay the same income as long as either person is living.  The minimum guaranteed payment period will be ten years.

6.  Minimum Amounts. Kansas City Life reserves the right to pay the total amount of the Contract in one lump sum, if less than $2000.  If payments are less than $50, payments may be made less frequently at Kansas City Life's option.  If Kansas City Life has available at the time a payment option is elected options or rates on a more favorable basis than those guaranteed, the more favorable benefits will apply.

7.  Choice of Options.  You may choose an option by written notice during the Insured’s lifetime.  If a payment option is not in effect at the Insured’s death, the beneficiary may make a choice.

J.  Delay in Redemptions or Transfers

Kansas City Life will ordinarily pay any Death Proceeds, loan Proceeds, partial surrender Proceeds, or full surrender Proceeds within seven calendar days after receipt at the Home Office of all the documents required for such a payment.  Other than the death benefit, which is determined as of the date of death, the amount will be determined as of the date of receipt of required documents.  However, Kansas City Life may delay making a payment or processing a transfer request if (1) the New York Stock Exchange is closed for other than a regular holiday or weekend, trading is restricted by the SEC, or the SEC declares that an emergency exists as a result of which the disposal or valuation of Variable Account assets is not reasonably practicable; or (2) the SEC by order permits postponement of payment to protect Kansas City Life's Contract Owners.

If the Owner has submitted a recent check or draft, Kansas City Life has the right to defer payment of partial surrenders, surrenders, Death Proceeds, or payments under a payment option until such check or draft has been honored.  Kansas City Life also reserves the right to defer payment of transfers, partial surrenders, surrenders, loans or Death Proceeds from the Fixed Account for up to six months.  If payment from the Fixed Account is not made within 30 days after receipt of documentation necessary to complete the transaction (or such shorter period required by a particular jurisdiction), Kansas City Life will add interest to the amount paid from the date of receipt of documentation.  The annual rate of interest never will be less than the rate required by the state in which your Contract was delivered.

If mandated under applicable law, Kansas City Life may be required to block an Owner’s account and thereby refuse to pay any request for transfers, surrenders, loans or Death Proceeds, until instructions are received from the appropriate regulator.

APPENDIX A

On the Allocation Date, Kansas City Life will deduct Monthly Deductions for the Contract Date and each Monthly Anniversary Day that have occurred prior to the Allocation Date.  Subsequent Monthly Deductions will be made as of each Monthly Anniversary Day thereafter.  The Contract Date is the date used to determine the Monthly Anniversary Day.  The Monthly Deduction consists of (1) cost of insurance charges, (2) administration fees (the "Monthly Expense Charge"), and (3) any charges for supplemental and/or rider benefits.  The Monthly Deduction is deducted from the Variable Accounts and Fixed Account pro rata on the basis of the portion of Contract Value in each account on the Monthly Anniversary Day.

Cost of Insurance Charge.  This charge compensates Kansas City Life for the expense of providing insurance coverage.  Kansas City Life may make a profit from this charge.  Any profit may be used to finance distribution expenses.  The charge depends on a number of variables and therefore will vary from Contract to Contract and from Monthly Anniversary Day to Monthly Anniversary Day.  For any Contract, the cost of insurance on a Monthly Anniversary Day is calculated by multiplying the current cost of insurance rate for the Insured by the net amount at risk on that Monthly Anniversary Day.

The net amount at risk on a Monthly Anniversary Day is the difference between the death benefit, discounted at an interest rate which is the monthly equivalent of 3% per year, and the Contract Value, as calculated on that Monthly Anniversary Day before the cost of insurance charge is taken.  The interest rate used to discount the death benefit is the guaranteed interest rate that is being credited on portions of any Net Premiums that are allocated to the Fixed Account as of that Monthly Anniversary Day.

The cost of insurance rate for a Contract on a Monthly Anniversary Day is based on the Insured's Age, sex, level of specified amount, number of completed Contract Years, and risk class, and therefore varies from time to time.  Kansas City Life currently places Insureds in the following classes, based on underwriting:  standard non-tobacco user, preferred non-tobacco user, preferred elite non-tobacco user, standard tobacco user, and preferred tobacco user.  An Insured may be placed in a substandard risk class, which involves a higher mortality risk than the standard tobacco or standard non-tobacco classes.  Standard non-tobacco and preferred non-tobacco rates are available for issue ages 0-80.  Preferred elite non-tobacco, standard tobacco, and preferred tobacco rates are available for issue ages 15-80.  Contracts with a Specified Amount of $500,000 and above currently are subject to a lower level of cost of insurance charges.

The cost of insurance rate for an increase in Specified Amount will be determined on each Monthly Anniversary Day and is based on the Insured's Age, sex, number of completed Contract Years, and risk class.

Kansas City Life places the Insured in a risk class when the Contract is given underwriting approval, based on Kansas City Life's underwriting of the application.  When an increase in Specified Amount is requested, Kansas City Life conducts underwriting before approving the increase (except as noted below) to determine the risk class that will apply to the increase.  If the risk class for the increase has lower cost of insurance rates than the existing risk class, the lower rates will apply to the entire Specified Amount.  If the risk class for the increase has higher cost of insurance rates than the existing class, the higher rates will apply only to the increase in Specified Amount, and the existing risk class will continue to apply to the existing Specified Amount.

Kansas City Life does not conduct underwriting for an increase in Specified Amount if the increase is requested as part of a conversion from a term contract or on exercise of the Option to Increase the Specified Amount Rider.  In the case of a term conversion, the risk class that applies to the increase will be based on the provisions of the term contract.  In the case of an increase under the Option to Increase Specified Amount Rider, the Insured's risk class for an increase will be the class in effect on the initial Specified Amount at the time that the increase is elected.

If the Coverage Option is Option A or Option C and if there have been increases in the Specified Amount, the Contract Value will be allocated between the Specified Amount provided under the original application and subsequent increases.  The Contract Value will be allocated first to the Specified Amount provided under the original application with any excess allocated to any increases in the order in which they were made.

Kansas City Life guarantees that the cost of insurance rates used to calculate the monthly cost of insurance charge will not exceed the maximum cost of insurance rates set forth in the contracts.  The guaranteed rates for standard and preferred classes are based on the 2001 Commissioners' Standard Ordinary Smoker and Non-Smoker, Male and Female Mortality Tables ("2001 CSO Tables").  The guaranteed rates for substandard classes are based on multiples of or additives to the 2001 CSO Tables.

Kansas City Life's current cost of insurance rates may be less than the guaranteed rates that are set forth in the Contract.  Current cost of insurance rates will be determined based on Kansas City Life's expectations as to future mortality experience.  These rates may change from time to time.

Kansas City Life may make a profit from this charge.  Any profit may be used to finance distribution expenses.

Monthly Expense Charge.  Kansas City Life will begin deducting the Monthly Expense Charge from the Contract Value as of the Contract Date.  Thereafter, Kansas City Life will deduct a Monthly Expense Charge from the Contract Value as of each Monthly Anniversary Day.  The Monthly Expense Charge is made up of two parts:

(1)	a maintenance charge which is a level monthly charge which applies in all years. The maintenance charge is $10.00 per month and is guaranteed.

(2)	A per thousand charge which is guaranteed never to exceed $1.36 per thousand of Specified Amount per month.

The Monthly Expense Charge reimburses Kansas City Life for expenses incurred in the administration of the Contracts and the Variable Account.  Such expenses include but are not limited to: underwriting and issuing the Contract, confirmations, annual reports and account statements, maintenance of Contract records, maintenance of Variable Account records, administrative personnel costs, mailing costs, data processing costs, legal fees, accounting fees, filing fees, the costs of other services necessary for Contract Owner servicing and all accounting, valuation, regulatory and updating requirements.

Reduced Charges for Eligible Groups

The charges otherwise applicable may be reduced with respect to Contracts issued to a class of associated individuals or to a trustee, employer or similar entity where Kansas City Life anticipates that the sales to the members of the class will result in lower than normal sales or administrative expenses.  These reductions will be made in accordance with our rules in effect at the time of the application for a Contract.  The factors we will consider in determining the eligibility of a particular group for reduced charges and the level of the reduction are as follows: the nature of the association and it organizational framework, the method by which sales will be made to the members of the class, the facility with which Premiums will be collected from the associated individuals and the association capabilities with respect to administrative tasks, the anticipated persistency of the Contract, the size of the class of associated individuals and the number of years it has been in existence and any other such circumstances which justify a reduction in sales or administrative expenses.  Any reduction will be reasonable and will apply uniformly to all prospective Contract purchases in the class and will not be unfairly discriminatory to the interest of any Contract holder.

Supplemental and/or Rider Benefits

The following supplemental and/or rider benefits are available and may be added to your Contract.  We will deduct monthly charges for these benefits and/or riders from your Contract Value as part of the Monthly Deduction.  All of these riders may not be available in all states.

Guaranteed Minimum Death Benefit Rider (GMDB)

Issue ages:  0-59

There is no charge for this rider but it must be requested at issue of the Contract and is not available with Coverage Option C.

This rider guarantees the payment of the Death Proceeds at the death of the Insured, regardless of the investment performance of the Subaccounts.  In order for this guarantee to apply, this rider must still be in effect and the cumulative Guaranteed Minimum Death Benefit Rider Premium requirement must be met.

The Guaranteed Minimum Death Benefit Premium is the monthly Premium level which guarantees that the Guaranteed Minimum Death Benefit Rider will remain in effect.  The cumulative Guaranteed Minimum Death Benefit Rider Premium requirement must be met for this guarantee to remain in effect.  This requirement is met if the cumulative paid Premiums equal or exceed the cumulative Guaranteed Minimum Death Benefit Rider Premium requirement plus any Loan Balance on each Monthly Anniversary Day.  The cumulative paid Premium is an amount equal to Premiums paid less partial surrenders, each accumulated at the rate of 5%, to the date the cumulative Guaranteed Minimum Death Benefit Rider Premium requirement is tested.

This benefit will only guarantee that the Contract death benefit will remain in force.  This benefit does not guarantee that any other rider benefits will remain in force.  All other Contract riders terminate at the point the Contract would have terminated in the absence of this Guaranteed Minimum Death Benefit Rider.

If the Contract includes any riders and the Cash Surrender Value is less than or equal to zero after the Guaranteed Payment Period, you have the following options:

•	terminate any other riders attached to this Contract and keep the death benefit in force under the terms of this Guaranteed Minimum Death Benefit Rider; or
•	pay sufficient Premiums to obtain a positive Cash Surrender Value to avoid lapse of the Contract and any riders.

If one of the above options are not selected, we will terminate your Contract and all riders.

If the cumulative Guaranteed Minimum Death Benefit Rider Premium requirement is not met, the rider will be in default.  We will send you notice of the Premium required to maintain the rider.  We will provide a notice period of 61 days to pay the Premium and maintain the rider.  The period begins on the date that we mail the notice.  The Premium in default will be the amount by which the cumulative Guaranteed Minimum Death Benefit Rider Premium requirement plus any Loan Balance is greater that the cumulative paid Premium.  If the cumulative Guaranteed Minimum Death Benefit Rider Premium requirement is not met and is not paid by the end of the notice period, this rider will terminate.

The Owner may apply to have this rider reinstated within two years of termination of such rider while the Contract is in force.  Reinstatement requires:

•	a Written Request to reinstate the rider;
•	evidence of insurability satisfactory to Kansas City Life, unless reinstatement is requested within one year after the beginning of the notice period; and
•	payment of the amount by which the cumulative Guaranteed Minimum Death Benefit Rider Premium plus any Loan Balance exceeds the cumulative paid Premiums on the date of reinstatement.

Kansas City Life has the right to deny reinstatement of the rider more than once during the life of the Contract.

This benefit terminates on the earlier of:

•	the date the contract terminates for any reason;
•	the date you cancel this rider;
•	the Insured’s Age 65; or
•	when the cumulative Guaranteed Minimum Death Benefit Rider Premium requirement is not met subject to the notice period.

You may cancel this rider at any time.  The cancellation will be effective on the Monthly Anniversary Day on or next following the date Kansas City Life receives the Owner’s Written Request.  Kansas City Life may require that the Contract be submitted for endorsement to show the cancellation.

Lifetime Guaranteed Minimum Death Benefit Rider (LGM)

Issue ages:  Same as the Contract

This rider must be requested at issue of the Contract and is not available with Coverage Option C.

This rider guarantees the payment of the Death Proceeds at the death of the Insured, regardless of the investment performance of the Subaccounts.  In order for this guarantee to apply, this rider must still be in effect and the cumulative Lifetime Guaranteed Minimum Death Benefit Rider Premium requirement must be met.

The Lifetime Guaranteed Minimum Death Benefit Premium is the monthly Premium level which guarantees that the Lifetime Guaranteed Minimum Death Benefit Rider will remain in effect.  The cumulative Lifetime Guaranteed Minimum Death Benefit Rider Premium requirement must be met for this guarantee to remain in effect.  This requirement is met if the cumulative paid Premiums equal or exceed the cumulative Lifetime Guaranteed Minimum Death Benefit Rider Premium requirement plus any Loan Balance on each Monthly Anniversary Day.  The cumulative paid Premium is an amount equal to Premiums paid less partial surrenders, each accumulated at the rate of 5%, to the date the cumulative Lifetime Guaranteed Minimum Death Benefit Rider Premium requirement is tested.

This benefit will only guarantee that the Contract death benefit will remain in force.  This benefit does not guarantee that any other rider benefits will remain in force.  All other Contract riders terminate at the point the Contract would have terminated in the absence of this Lifetime Guaranteed Minimum Death Benefit Rider.

If the Contract includes any riders and the Cash Surrender Value is less than or equal to zero after the Guaranteed Payment Period, you have the following options:

•	terminate any other riders attached to this Contract and keep the death benefit in force under the terms of this Lifetime Guaranteed Minimum Death Benefit Rider; or
•	pay sufficient Premiums to obtain a positive Cash Surrender Value to avoid lapse of the Contract and any riders.

If one of the above options is not selected, Kansas City Life will terminate the Contract and all riders.

If the cumulative Lifetime Guaranteed Minimum Death Benefit Rider Premium requirement is not met, the rider will be in default.  Kansas City Life will send you notice of the Premium required to maintain the rider.  Kansas City Life will provide a notice period of 61 days to pay the Premium and maintain the rider.  The period begins on the date that Kansas City Life mails the notice.  The Premium in default will be the amount by which the cumulative Lifetime Guaranteed Minimum Death Benefit Rider Premium requirement plus any Loan Balance is greater that the cumulative paid Premium.  If the cumulative Lifetime Guaranteed Minimum Death Benefit Rider Premium requirement is not met and is not paid by the end of the notice period, this rider will terminate.

The Owner may apply to have this rider reinstated within two years of termination of such rider while the Contract is in force.  Reinstatement requires:

•	a Written Request to reinstate the rider;
•	evidence of insurability satisfactory to us, unless reinstatement is requested within one year after the beginning of the notice period; and
•	payment of the amount by which the cumulative Lifetime Guaranteed Minimum Death Benefit Rider Premium plus any Loan Balance exceeds the cumulative paid Premiums on the date of reinstatement.

Kansas City Life has the right to deny reinstatement of the rider more than once during the life of the Contract.

This benefit terminates on the earlier of:

•	the date the contract terminates for any reason;
•	the date you cancel this rider;
•	when the cumulative Lifetime Guaranteed Minimum Death Benefit Rider Premium requirement is not met subject to the notice period.

The Owner may cancel this rider at any time.  The cancellation will be effective on the Monthly Anniversary Day on or next following the date Kansas City Life receives your Written Request.  Kansas City Life may require that the Contract be submitted for endorsement to show the cancellation.

Disability Continuance of Insurance (DCOI)

Issue ages: 15-55, renewal through Age 59

This rider covers the Contract's Monthly Deductions during the period of total disability of the Insured.  DCOI benefits become payable after the Insured's total disability exists for six consecutive months and total disability occurs before Age 60.  Benefits under this rider continue until the Insured is no longer totally disabled.

Disability Premium Benefit Rider (DPB)

Issue ages:  15-55, renewal through Age 59

This rider provides for the payment of the disability Premium benefit amount as Premium to the Contract during a period of total disability of the Insured.  The DPB benefit amount is a monthly amount that you request.  DPB benefits become payable after the Insured’s total disability exists for six consecutive months and total disability occurs before Age 60.  Benefits under this rider continue until the Insured is no longer totally disabled.

Accidental Death Benefit (ADB)

Issue ages:  5-60

This rider provides for the payment of an additional amount of insurance in the event of accidental death.  The rider terminates when the Insured attains Age 70.

Option to Increase Specified Amount (Assured Insurability - AI)

Issue ages:  0-38

This rider allows the Specified Amount of the Contract to increase by the option amount or less, without evidence of insurability on the Insured.  These increases may occur on regular option dates or alternate option dates.

Spouse's Term Insurance (STI)

Issue ages:  15-50 (Spouse's age)

This rider provides decreasing term insurance on the Insured's spouse.  The amount of insurance coverage is expressed in units and a maximum number of five units may be purchased.  The amount of insurance per unit of coverage is based on the Insured Spouse's attained Age.  A table specifying the amount of insurance per unit of coverage is in the rider contract.

Children's Term Insurance (CTI)

Issue ages:  14 Days - 17 Years (Children's ages)

This rider provides level term insurance on each Insured Child.  This term insurance continues until the Contract Anniversary on which the Insured Child's attained Age is 25.  The rider expires on the Contract Anniversary on which the Insured is Age 65.

Other Insured Term Insurance (OI)

Issue ages:  0-65 (Other Insured's age)

This rider provides level yearly renewable term coverage on the Insured, the Insured's spouse, and/or children.  The term insurance provided by this rider can be converted to a permanent contract at any time the rider is in force without evidence of insurability.

Additional Life Insurance Rider (ALI)

Issue ages:  0-75

This rider provides level yearly renewable term coverage on the Insured, which counts towards the death benefit corridor.  The minimum issue limit is $25,000.  The maximum term insurance coverage, including Other Insured coverage on the primary Insured, is five times the Specified Amount.  This term insurance may be converted to a new permanent contract at any time the rider is in force without evidence of insurability.  If the Contract has Accidental Death Benefit coverage, it is also available on this rider.

Monthly Benefit Rider (MBR)

Issue ages: 20-55

This rider pays a monthly benefit at the death of the Insured.  The monthly benefit is in addition to the death benefit payable under the base Contract.  The Monthly Benefit Amount increases annually by 3% while the Insured is alive (although a level benefit amount option is available).  At death, the benefit amount then in force is frozen and is payable each month until the point in time specified in the Contract.  The coverage expires at the date shown in the Contract.

Accelerated Death Benefit/Living Benefits Rider (LBR)

Issue ages:  No restrictions

This rider provides you with the opportunity to receive an accelerated payment of all or part of the Contract’s death benefit (adjusted to reflect present value and a processing fee).  The rider provides two accelerated payment options:

Terminal Illness Option.  This option will be available if the Insured is diagnosed as terminally ill with a life expectancy of 12 months or less.  When satisfactory evidence is provided, which includes a certification by a licensed physician, we will provide an accelerated payment of the portion of the death benefit you select as an accelerated death benefit.  For each $1,000 of benefit base, the monthly payment will be at least $85.21, which assumes annual interest of 5%.  You may elect to receive monthly payments or a single lump sum payment of equivalent value.  If the Insured dies before we have made all the payments, we will pay the Beneficiary in one sum the present value of the remaining payments, calculated at the interest rate we used to determine those payments.

Nursing Home Option.  This option will be available if:

•	the Insured is receiving care in an eligible nursing home and has received such care continuously for the preceding six months; and
•	we receive certification by a licensed physician that the Insured is expected to remain in the nursing home until death.

An eligible nursing home is an institution or special nursing unit of a hospital which meets at least one of the following requirements:

•	Medicare approved as a provider of skilled nursing care services;
•	licensed as a skilled nursing home or as an intermediate care facility by the state in which it is located; or
•	meets all the requirements listed below:
•	licensed as a nursing home by the state in which it is located;
•	main function is to provide skilled, intermediate, or custodial nursing care;
•	engaged in providing continuous room and board accommodations to 3 or more persons;
•	under the supervision of a registered nurse (RN) or licensed practical nurse (LPN);
•	maintains a daily medical record of each patient; and
•	maintains control and records for all medications dispensed.

Institutions which primarily provide residential facilities do not qualify as eligible nursing homes.

For each $1,000 of benefit base, the monthly payment will be at least the minimum amount shown in the table below:

Attained Age of Insured	Payment Period In Years	Minimum Monthly Payment for each $1,000 of Benefit Base
64 and under	10	$10.50
65-67	8	$12.56
68-70	7	$14.02
71-73	6	$15.99
74-77	5	$18.74
78 – 81	4	$22.89
82 – 86	3	$29.80
87 and over	2	$43.64

With Kansas City Life’s consent, an Owner may elect a longer payment period than shown in the table.  If an Owner does, we will reduce the monthly payments so that the present value of the monthly payments for the longer period is equal to the present value of the payments for the period shown in the table, calculated at an annual interest rate of at least 5%.  Kansas City Life reserves the right to set a maximum monthly benefit of $5,000.  If an Owner does not wish to receive monthly payments, an Owner may elect to receive a single sum of equivalent value.

Available Proceeds.  The available Death Proceeds is the amount of Proceeds available to be paid out under this rider.  That amount is equal to the Death Proceeds payable under the Contract at the death of the Insured, adjusted for any Contract indebtedness.  The amount excludes any term insurance from supplementary benefits or riders.  An Owner may elect to use all or part of his or her available Death Proceeds under this rider, so long as the remaining available Proceeds under the Contract equal at least $25,000.  Kansas City Life reserves the right to limit the amount of available Death Proceeds an Owner places under this rider to $50,000.

Kansas City Life uses the amount of available Proceeds an Owner elects to place under this rider to determine the benefit base.  The benefit base is the value Kansas City Life uses to calculate the monthly benefit payable.  Kansas City Life will adjust the benefit base to account for a reduced life expectancy that recognizes the Insured’s eligibility for the benefit.  In addition, Kansas City Life will consider, when applicable: (i) expected future Premiums; (ii) continued reduction in guaranteed charges; (iii) continued payment of any excess interest credited on values; and (iv) an expense charge of up to $250 for payment of the accelerated death benefit proceeds (we may waive this charge).  The benefit base for monthly payments under the rider will at least equal the Cash Surrender Value of the Contract multiplied by the percentage of available Proceeds placed under the option of the Accelerated Death Benefit/Living Benefits Rider the Owner elects.

Effect on your Contract.  If an Owner uses only a portion of his or her available Proceeds under the rider, your Contract will remain in force.  Kansas City Life will reduce Premiums, values, and the amount of insurance in the same proportion as the reduction in available Proceeds.  Term insurance amounts provided by the supplement benefits or riders will not be affected.

If an Owner uses all of his or her available Proceeds under this rider, all other benefits under the Contract based on the Insured’s life will end.

Conditions.  An Owner’s right to receive payment under the terminal illness option or the nursing home option is conditioned on the following:

• the Contract must be in force and not have entered the Contract's Grace Period;
• the Owner must elect this option in writing in a form that meets our requirements;
• the Contract cannot be assigned except to Kansas City Life as security for a loan; and
• Kansas City Life may require the Owner to send Kansas City Life the Contract.

An Owner is not eligible for this benefit if he or she is required by law to exercise this option (i) to satisfy the claims of creditors, whether in bankruptcy or otherwise, or (ii) to apply for, obtain, or retain a government benefit or entitlement.

Termination.  This rider terminates the earliest of:

• the date the Contract terminates for any reason;
• the date the Owner cancels this rider; or
• the date you exercise a Paid-up Insurance benefit option, if any, in the Contract.

An Owner may elect either the Accelerated Death Benefit/Living Benefits Rider or the Acceleration of Death Proceeds/Enhanced Living Benefits Rider, but not both riders.

Acceleration of Death Proceeds/Enhanced Living Benefits Rider (ELB)

Issue ages:  20 – 70

This rider provides for payment of a portion of the Contract Death Proceeds prior to the death of the Insured.  In addition to whatever medical underwriting is required for the issuance of the Contract, full medical underwriting is required for the ELB rider.  The rider benefit is available to be paid to the Owner if the Insured qualifies for benefits under either, or both, of 2 triggers: (1) a confinement trigger that requires treatment in a qualified long term care facility continuously for 90 days, or (2) a chronic condition trigger that requires assistance with 2 of 6 activities of daily living (ADL) continuously for 90 days and requires the Insured to qualify as receiving care as defined in the ELB rider.  Payments may be made under both triggers concurrently if the Insured qualifies under both triggers.

More specifically, you may elect the confinement trigger if:

•
the Insured is currently, and has been continuously for the preceding 90 days, confined in an eligible nursing home.  The term "confined" requires that the Insured be residing in and receiving care in the eligible nursing home.  An "eligible nursing home" is an institution or special nursing unit of a hospital that meets at least one of the following requirements:

•	approved as a Medicare provider of skilled nursing care services;
•	licensed as a skilled nursing home or as an intermediate care facility by the state in which it is located; or
•	meets all of the requirements listed below:
•	licensed as a nursing home by the state in which it is located;
•	main function is to provide skilled or intermediate nursing care;
•	engaged in providing continuous room and board accommodations to 3 or more persons;
•	under the supervision of a registered nurse or licensed practical nurse;
•	maintains a daily medical record of each patient; and
•	maintains control and records for all medications dispensed.

Institutions that primarily provide residential facilities do not qualify as Eligible Nursing Homes; and

•	the Insured’s confinement must be due to medical reasons that are verified by a licensed physician, as defined in the ELB rider.

An Owner may elect the chronic trigger if the Insured has been certified within the last 12 months as having a condition resulting in:

•	being permanently unable to perform, without substantial assistance from another individual, at least two activities of daily living due to a loss of functional capacity; or
•	requiring substantial supervision to protect such Insured from threats to health and safety due to permanent severe cognitive impairment, as defined in the ELB rider.

To qualify for a chronic condition, the Insured must be receiving health care assistance, as defined in the ELB rider, at least two times a week.

The activities of daily living are:

•	Bathing – Washing oneself by sponge bath or in either a tub or shower, including the task of getting into and out of the tub or shower.

•
Continence – The ability to maintain control of bowel and bladder function; or when unable to maintain control of bowel or bladder function, the ability to perform associated personal hygiene (including caring for catheter or colostomy bag).

•	Dressing – Putting on and taking off all items of clothing and any necessary braces, fasteners or artificial limbs.
•	Eating – Feeding oneself by getting food into the body from a receptacle or by a feeding tube or intravenously.
•	Toileting – Getting to and from the toilet, getting on and off the toilet, and performing associated personal hygiene.
•	Transferring – Moving into or out of a bed, chair or wheelchair.

There are five conditions associated with your right to receive payment under the ELB rider.  First, an Owner must elect a trigger in writing and provide initial and ongoing evidence of qualification in a form acceptable to us.  Acceptable forms include copies of physician medical records and all recent hospitalizations records supporting the diagnosis of your medical condition.  Second, the Contract must be in force and not be in the Grace Period.  Third, Kansas City Life must receive the approval of any assignee or irrevocable Beneficiary under your Contract.  Fourth, Kansas City Life has the right to seek a second medical opinion as to a chronic condition the Insured may have or the medical necessity of nursing home confinement.  Kansas City Life will pay for any second medical opinion Kansas City Life seeks.  Fifth, Kansas City Life will only make the accelerated death benefit proceeds available to the Owner on a voluntary basis.  Accordingly, the Owner is not eligible for this benefit if (i) the Owner is required by law to exercise this option to satisfy the claims of creditors, whether in bankruptcy or otherwise, and (ii) the Owner is required by a government agency to exercise this option in order to apply for, obtain, or retain a government benefit or entitlement.

An Owner may elect to receive benefit payments monthly or in a lump sum.

The monthly benefit payment and lump sum payable for each trigger are set at issue and shown on the contract data page.  These amounts are the maximum payout amounts when the Insured qualifies for benefits.  The Benefit Base is shown on the contract data page and is the maximum total payout amount for this rider.  The Benefit Base, however, may not cover all of the Insured’s long-term expenses during the payout period.  Please note that the total accelerated death benefits payable under all contracts or riders on the life a single Insured can never exceed $350,000 regardless of the number or sizes of the contracts or riders in force. In addition to the ELB rider, riders that pay accelerated death benefits include the Accelerated Death Benefit/Terminal Illness Rider and the Accelerated Death Benefit/Living Benefits Rider.

Changes in the Contract’s Specified Amount may affect the Benefit Base.  If the Owner reduces the Specified Amount while the rider is in force, Kansas City Life may reduce the Benefit Base under the ELB rider.  Automatic periodic increases in Specified Amount will increase the Benefit Base by the same percentage as the increase in the Specified Amount, up to maximum Benefit Base.  The Benefit Base cannot exceed 90% of your Contract’s Specified Amount.

Kansas City Life will assess a monthly charge for the ELB rider.  The cost of insurance rates for the ELB rider will not exceed the rates shown in the Table of Guaranteed Maximum Monthly Cost of Acceleration of Death Proceeds Rates per $1,000 found in the rider.  The cost of insurance rate multiplied by the Benefit Base divided by the Specified Amount of the Contract is added to the Insured’s cost of insurance rate for the Contract.  The cost of insurance rates for the ELB rider vary based on the Insured’s Age and gender.  Kansas City Life will continue to assess the monthly charge for the ELB rider during any period we make benefit payments under the rider.

If the Owner elects the ELB rider, the Owner may be deemed to have received a distribution for tax purposes each time we make a deduction from your Contract Value to pay the rider charges.  The Owner should consult a tax adviser with respect to these charges.

This rider has an elimination period.  That is, both the confinement and the chronic condition triggers require the corresponding condition to be met for 90 continuous days before monthly benefit payments will be made.  After the elimination period and the requirements of the rider have been satisfied, monthly benefit payments can begin or the lump sum payment may be elected.  If the death benefit option on your Contract is Option B or Option C when benefits become payable, we will automatically change the death benefit option to Option A.  The new Option A Specified Amount will be the Specified Amount as described in the Contract’s option change provision.  The ELB rider will not cover the Insured’s expenses during the elimination period.

If the Contract has an outstanding Loan Balance at the time benefits are paid, Kansas City Life will deduct a portion from the benefit payment to reduce the Loan Balance.  Kansas City Life considers the amount deducted from the benefit payment to be applied to the loan to be part of the benefit payment.

The monthly benefit payments will stop at the request of the Owner, when the Insured is no longer eligible to receive benefits under this rider, the date the maximum accelerated benefit amount is paid, the date the Contract terminates, or the date you exercise a Paid-up Insurance Benefit option, if any, in the Contract.

A permanent lien will be placed on the Contract when benefits are paid.  The lien equals the total of the accelerated death benefit payments made, including any amounts used to repay a Contract loan.  On the date the lien is exercised, Kansas City Life will reduce (i) the Specified Amount by the amount of the lien, (ii) the Contract Value by an amount equal to the lien multiplied by the ratio of Contract Value to the Specified Amount of the Contract, (iii) the Benefit Base by the amount of the lien, and (iv) the surrender charges in proportion to the reduction in Specified Amount.  Thus, payments under the ELB rider will reduce the amount available on death or surrender of the Contract.  After the lien is exercised, there will be no further lien against the Contract.

The Owner may cancel this rider at any time.  The cancellation will be effective on the Monthly Anniversary Day or on the next following Monthly Anniversary Day we receive your Written Request.  Accelerated death benefit payments under the ELB rider may adversely affect your eligibility for public assistance programs such as medical assistance (Medicaid) or other government benefits.

The rider contract contains more information about the ELB.

The rider contract does not pay or reimburse expenses incurred for services or items that are reimbursable under title XVIII of the Social Security Act or would be so reimbursable but for the application of a deductible or coinsurance amount.

Accelerated Death Benefit/Terminal Illness Rider (TIR)

Issue ages: No restrictions

This rider will pay the accelerated death benefit payment amount if the Insured is diagnosed, as having a terminal illness by a physician after the effective date and while this rider is in force.  A terminal illness is defined as any non-correctable medical condition, which, in the physician’s best medical judgment, will result in the Insured’s death within twelve months from the date of the physician’s certification.

The accelerated death benefit is the amount you request when you submit a claim under this rider.  The maximum benefit is 50% of the Specified Amount of the Contract at the time you submit your request.  Kansas City Life reserves the right to require the following:

•	that the minimum benefit amount be 10% of the Specified Amount in the Contract;
•	that the accelerated death benefit not exceed $250,000; and
•	that the remaining Specified Amount (after adjustments) in the Contract be at least $10,000.

The amount Kansas City Life pays under this benefit is equal to the accelerated death benefit less:

•	a $200 processing fee (we may waive this fee);
•	an interest charge; and
•	any loan repayment amount.

The interest charge is equal to the accelerated death benefit amount multiplied by the applicable loan interest rate divided by 1 plus the loan interest rate. The loan interest rate is stated in the Contract.

The loan repayment amount equals the outstanding loan at the time the claim is paid times the accelerated death benefit percentage.  The accelerated death benefit percentage varies with your death benefit Coverage Option.

For Contracts with Coverage Option A, the accelerated death benefit percentage is equal to B divided by C.  For Contracts with Coverage Option B, the accelerated death benefit percentage is equal to B divided by the sum of C and D.  For contracts with Coverage Option C, the accelerated death benefit percentage is equal to B divided by the sum of C and E.  For purposes of calculating the accelerated death benefit percentage:

"B" is the accelerated death benefit;

"C" is your Contract’s Specified Amount at the time we pay the accelerated death benefit; and

"D" is your Contract Value at the time we pay the accelerated death benefit.

“E” is the contract’s total Premiums paid minus the total amount of partial surrenders.

An Owner may only elect the accelerated death benefit one time.  Irrevocable beneficiaries must consent in writing to the payment of accelerated death benefit.  Kansas City Life reserves the right to require that any assignee or credit Beneficiary consent in writing to payment of the accelerated death benefit.

If Kansas City Life pays the accelerated death benefit, the Contract’s Specified Amount, Contract Value and surrender charges, if any, will be reduced by the amount of the accelerated death benefit percentage.

An Owner may claim the accelerated death benefit by forwarding to Kansas City Life a completed claim form, executed by the Owner, and a physician’s certification satisfactory to Kansas City Life.  Kansas City Life may request additional medical information, and may require that the Insured be examined by a physician of Kansas City Life’s choice and at Kansas City Life’s expense.

The Accelerated Death Benefit/Terminal Illness Rider will terminate on the earliest of:

•	the date the Contract terminates;
•	the date Kansas City Life pays an accelerated death benefit; or
•	the date the Owner cancels this rider.

There is no charge for this rider.